Morgan Stanley Allocator Fund
                          Item 77(O) 10F-3 Transactions
                        February 1, 2004 - July 31, 2004



 Security   Purcha   Size    Offeri   Total   Amount   % of    % of
Purchased     se/     of       ng    Amount     of    Offeri   Fund   Brokers
             Trade  Offeri   Price     of     Shares    ng      s
             Date     ng       of   Offering  Purcha  Purcha   Tota
                             Shares             sed     sed     l
                                                By      By     Asse
                                               Fund    Fund     ts





 Harrah's                                                            JP Morgan
Operating   06/22/     -     $99.14 $750,000  20,000  0.001%   0.01  Securities
 Co. Inc.     04                      ,000                      %